Exhibit 10.319

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

RESEARCH AND LICENSE AGREEMENT

THIS RESEARCH AND LICENSE AGREEMENT (the “Agreement”) is made and entered into as of the 5th day of February, 2009 (the “Effective Date”) by and between Trevena, Inc., a Delaware corporation, having a principal address at 1018 West 8th Ave. Building 11, King of Prussia, Pennsylvania 19406 (“Company”), and Ligand Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 10275 Science Center Drive, San Diego, California 92121 (“Ligand”). Each of Company on one hand and Ligand on the other hand, is referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Ligand has researched and developed binary encoded combinatorial chemistry technology to develop a means to produce combinatorial libraries and has developed assays to screen organic compounds;

WHEREAS, Company has researched and developed screening assays for the Targets (as defined below);

WHEREAS, Company and Ligand wish to collaborate for the screening of Library Compounds (as defined below) for the purpose of finding Active Compounds (as defined below);

WHEREAS, Ligand is willing to grant certain rights to Company to commercially exploit Active Compounds (as defined below), in consideration of the payment by Company of certain fees and expenses to Ligand as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms when used herein shall have the following meanings:

1.1 “Active Compound” has the meaning set forth in Section 2.5.1(b).

1.2 “Active Compound Candidate” has the meaning set forth in Section 2.5.1(a).

1.3 “Affiliate” means any Person controlled by, controlling, or under common control with a Party. For the purposes of this Section 1.3 only, “control” shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) (or if less, the maximum ownership interest permitted by law) of the voting securities or other ownership interest of a Person.

1.4 “Assay” means on a Target-by-Target basis, one (1) of the (up to) two (2) assays provided by Company for screening in the Research Collaboration.

1.5 “Company Base Technology” means any and all technical data or information, whether tangible or intangible, including without limitation Company’s Know-How and Patent Rights, which (i) is necessary to conduct the Research Collaboration, and (ii) Company owns or Controls as of the Effective Date.

1.6 “Confidential Information” as to each Party, means such Party’s confidential information, Patent Rights and Know-How, and all the data and materials of that Party relating to the Research Collaboration and Active Compounds, except that the identity and structure of the Active Compounds, the data and information related to Active Compounds provided pursuant to Section 2.5.1, and the reports provided pursuant to Section 2.5.2 shall be considered the Confidential Information of Company, and includes, without limitation, all research, technical, clinical development, manufacturing, marketing, financial, personnel, and other business information and plans of such Party, which if disclosed in written, graphic or electronic form, is marked or otherwise designated as “confidential” or “proprietary” and, if disclosed orally, is identified as confidential at the time of disclosure.

1.7 “Controls” or “Controlled” means possession of the ability to grant licenses or sublicenses without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party.

1.8 “Developed Technology” means any and all technical data or information, whether tangible or intangible, including without limitation the Parties’ Know-How and Patent Rights, which (i) is necessary to develop, make or use Active Compounds, and (ii) was conceived or reduced to practice during the Research Term, solely by Company or by a Third Party on its behalf, solely by Ligand or by a Third Party on its behalf, or jointly by or on behalf of Company and Ligand. Developed Technology shall not include Ligand Base Technology, Company Base Technology, or Excluded Technology. Developed Technology shall include the Active Compounds themselves and any and all technical data or information, whether tangible or intangible, including without limitation the Parties’ Know-How and Patent Rights, which covers such Active Compounds.

1.9 “Excluded Technology” means any and all technical data or information, whether tangible or intangible, including without limitation Know-How and Patent Rights, owned or Controlled by Ligand or its Affiliates relating to the creation, synthesis or use of encoded combinatorial chemical compound libraries, tag or marker compound engineering, computer software or high throughput screening assays. The Excluded Technology shall not include any Patent Rights claiming the composition of matter, manufacture, or use of any Active Compound.

1.10 “Exclusivity Period” has the meaning set forth in Section 4.1.1.

1.11 “FTE” means a full-time equivalent Ligand scientist.

1.12 “Inactive Compound” has the meaning set forth in Section 7.2.3(a)(ii).

1.13 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.

1.14 “Know-How” means all inventions, technology, or other information discovered or developed by or for a Party as of the Effective Date, or during the Research Term, whether or not patentable, constituting materials, methods, processes, techniques and data, necessary for the development, manufacture or use of an Active Compound.

1.15 “Library” means any chemical compound library prepared by or on behalf of Ligand and screened in the Research Collaboration.

1.16 “Library Compound” means any compound contained in a Library.

1.17 “Ligand Base Technology” means any and all technical data or information, whether tangible or intangible, including without limitation Ligand’s Know-How and Patent Rights, which (i) is necessary to conduct the Research Collaboration, or to develop, make or use Active Compounds, and (ii) Ligand owns or Controls as of the Effective Date. Ligand Base Technology shall not include Excluded Technology.

1.18 “Other Technology” means any and all technical data or information, whether tangible or intangible, including without limitation the Parties’ Know-How and Patent Rights, which (i) is not Developed Technology, and (ii) was conceived or reduced to practice during the Research Term, solely by Company or by a Third Party on its behalf, solely by Ligand or by a Third Party on its behalf, or jointly by or on behalf of Company and Ligand.

1.19 “Patent Rights” means any and all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which as of the Effective Date or during the term of this Agreement are owned or Controlled by Ligand or Company, and the divisions, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, registrations, confirmations, re-examinations, any provisional applications, supplementary protection certificates or the like of any such patents and patent applications and foreign equivalents thereof.

1.20 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.21 “Primary Screen” means, for each Target, the initial multiple compound per well screen to be performed by Ligand pursuant to Section 2.5.1(a), in the Assay(s) designated by Company, of a minimum of [***] ([***]) Library Compounds against such Target.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.22 “Proposed Target” has the meaning set forth in Section 2.2.

1.23 “Research Collaboration” means the research activities undertaken by the Parties under this Agreement during the Research Term.

1.24 “Research Term” means the two-year period commencing on January 30, 2009 and ending on the later of January 30, 2011 or the completion of screening of all Targets selected by July 30, 2010. The Research Term may be extended by the written agreement of the Parties.

1.25 “Secondary Screen” means, with respect to each Target for which Company has paid the applicable fee pursuant to Section 6.1, the screen to be performed by Ligand pursuant to Section 2.5.1(a) of active sub-libraries identified based on the Primary Screen, [***]. The screen performed as the Secondary Screen shall be against the same Target that was screened in the corresponding Primary Screen. If the Primary Screen was for agonists of a given Target, then the Secondary Screen shall also be for agonists of the same Target. If the Primary Screen was for antagonists of a given Target, then the Secondary Screen shall also be for antagonists of the same Target.

1.26 “Target” means a molecular and/or biological target, all species thereof, designated by the Parties pursuant to Section 2.2, against which target Ligand will screen Library Compounds to identify potential antagonists or agonists of such target, as determined by Company. In any given screen performed by Ligand under this Agreement, Ligand shall only screen Library Compounds for agonists or antagonists of the Target in question and shall not screen Library Compounds for both agonists and antagonists of the Target. In the event that Ligand screens Library Compounds for both agonists and antagonists of a given Target, then such activity shall constitute two screens for the purposes of this Agreement.

1.27 “Target Information” means, on a Target-by-Target basis, all information relating to the identity of the Target, the protocol of the Assays, any reference standards to be run at Company or transferred to Ligand as the case may be, and any other enabling information relevant to the conduct of the activities of the Parties hereunder with respect to such Target.

1.28 “Third Party” means an entity other than Company or its Affiliates, or Ligand or its Affiliates.

1.29 “XC50” means the half maximal effective or inhibitory concentration of a compound.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 2

RESEARCH

2.1 Goals of Research Collaboration.

2.1.1 General. Each Party shall (i) use commercially reasonable efforts to diligently perform its activities pursuant to the Research Collaboration, including, without limitation, by using personnel with sufficient skills and experience together with sufficient equipment and facilities, to carry out such Party’s obligations under the Research Collaboration and to accomplish the objectives of the Research Collaboration; and (ii) conduct the Research Collaboration in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of good laboratory practices to attempt to achieve its objectives efficiently and expeditiously.

2.1.2 Activities of Ligand. Subject to the provision of a sufficient number of Proposed Targets pursuant to Section 2.1.3 and selection of a sufficient number of Targets pursuant to Section 2.2, in consideration for the funding provided by Company pursuant to Section 6.1, Ligand shall utilize the appropriate resources to complete screens of twelve (12) Targets per year, in accordance with Section 2.5.1, during the Research Term.

2.1.3 Activities of Company. From the Effective Date through the end of the Research Term, Company shall identify and make available to Ligand a sufficient number of molecular and/or biological targets for Ligand’s evaluation. Company shall begin making such targets available by making available to Ligand no fewer than three (3) and no more than six (6) targets on or about the Effective Date. As of the beginning of the Research Term, Company shall continue making available to Ligand at least twelve (12) targets per calendar year during the Research Term, at the rate of no fewer than three (3) targets per calendar quarter. With each such target, Company shall also provide to Ligand all pertinent Target Information essential to run the Assays. Company shall make available a sufficient number of Targets and a sufficient amount of Target Information to allow Ligand to screen a total of twenty-four (24) Targets during the Research Term.

2.2 Selection of Targets. As provided in Section 2.1.3, in the course of the Research Collaboration, Company shall make available to Ligand a sufficient number of targets, from which the Parties shall select a subset, for Ligand to be able to screen an average of twelve (12) Targets per calendar year during the Research Term. At any one time, Company shall make available such targets in multiples for consideration. Each target made available to Ligand shall be referred to as a “Proposed Target.” Ligand shall promptly inform Company if it is prevented from screening a Proposed Target pursuant to Third Party obligations or if it has previously screened against a Proposed Target and, if so, whether such previous screen identified compounds active against such Proposed Target. At Company’s sole discretion, Company may remove from consideration as a Target any Proposed Target against which Ligand has previously screened; provided, however, that Company shall be solely responsible, and Ligand shall have no liability for, Company’s decision to include or remove from consideration any Proposed Target against liability for, Company’s decision to include or remove from consideration any Proposed Target against which Ligand has previously screened. For each Proposed Target, Company shall specify the Assays and the desired agonist or antagonist screening mode and shall make available to Ligand the Target Information and such other information as Ligand may reasonably request. For each Proposed Target, Ligand shall review and, if need be, discuss with Company the Target Information. A Proposed Target that is not removed from consideration by Company as provided above in this Section 2.2 and that is not encumbered by Third Party obligations will be accepted and designated a ‘Target’ for the purposes of this Agreement.

2.3 Assay Development. The Parties agree that each Assay is non-radioactive and is suitable for 1536-well format, and that such Assay and any necessary reagents that are not generally commercially available will be provided to Ligand at the expense of Company. It is understood and agreed that each Assay must be fully developed and validated by Company or a Third Party and must be approved for screening by Ligand. Such screening approval shall be done prior to payment, based on technical information, and shall not be unreasonably withheld. Ligand shall not be expected to do any further development with respect to any Assay, except as may be explicitly agreed by the Company. Insofar as an Assay requires additional development by Ligand or the use of any key reagents that have not been supplied by Company, Ligand shall conduct such additional development subject to the payment of additional fees pursuant to Section 6.2 and shall acquire such additional reagents at Company’s expense as may be agreed upon by the Parties.

2.4 Screening. During the Research Term, Ligand will conduct a Primary Screen of a minimum of [***] ([***]) Library Compounds against each Target, a Secondary Screen of active sub-libraries, if any, identified in the Primary Screen, and the additional screening activities described in Section 2.5.1. Subject to the need for any additional Assay development pursuant to Sections 2.3 and 6.2, Ligand shall begin screening with respect to a Target promptly after, but in no event more than [***] ([***]) days after, receipt from Company of the applicable screening fee for such Target pursuant to Section 6.1. Ligand shall complete the screening and deliver a final report to the Company pursuant to Section 2.5.2 no later than [***] ([***]) months from the receipt of payment from Company pursuant to Section 6.1.

2.5 Identification of Active Compounds.

2.5.1 Screening of Library Compounds by Ligand.

(a) For each Target, Company shall have three (3) options with respect to screening services for agonists or antagonists (but not both) to be provided by Ligand hereunder: Standard Assay, Mid-tier Assay and Top-tier Assay, as set forth in Section 6.1. Company shall pay Ligand fees associated with each such option as set forth in Section 6.1. For each Target, Ligand shall conduct a Primary Screen and a Secondary Screen of active sub-libraries identified in the Primary Screen, in each case using the Assay selected by Company or, if Company has paid the applicable fee for a Mid-tier Assay

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or Top-tier Assay pursuant to Section 6.1, for both Assays in the Secondary Screen. Following the Primary Screen and Secondary Screen, Ligand shall provide the Company with all data and chemical structures on all Active Compound Candidates, and shall inform the Company whether Ligand has previously granted to any Third Party a license to any of such Active Compound Candidates. If, following and based on Company’s analysis of such data and chemical structures on Active Compound Candidates, Company provides Ligand with structural information for proposed compounds and requests whether Ligand screened any such proposed compounds in the Primary Screen, Ligand shall respond. “Active Compound Candidates” are (a) for Target agonists or activators, Library Compounds that demonstrate more than 50% of control activity when tested in Ligand’s screening format (approximately 3-5 micromolar for most test substances), and (b) for Target antagonists or blockers, Library Compounds that block or inhibit more than 50% of positive control activity when tested in Ligand’s screening format (approximately 3-5 micromolar for most test substances). In the event that more than [***] ([***]) Library Compounds meet the applicable criteria set forth in the preceding sentence, the Active Compound Candidates shall be limited to [***] ([***]) Active Compound Candidates, chosen by Company, per Target (such chosen Active Compound Candidates referred to as the “Licensed Active Compound Candidates”). In the event that Company pays Ligand for two complete screens to screen a given Target for both agonists and antagonists, then the limit shall be [***] ([***]) agonists and [***] ([***]) antagonists for a total of [***] ([***]) Licensed Active Compound Candidates, per Target.

(b) The Company in its sole discretion, with input from Ligand, shall determine those Licensed Active Compound Candidates, if any, which it deems to have appropriate activity against the Target to merit resynthesis. Ligand shall provide reasonable advice to Company on which Licensed Active Compound Candidates it believes most likely to satisfy the criteria for Active Compounds. In addition, Ligand shall have determined, as provided in Section 2.5.1(a), whether it has granted a license to a Third Party to any of the Active Compound Candidates that Company selects for resynthesis and, if so, it shall not resynthesize any such Active Compound Candidate, and such pre-licensed Licensed Active Compound Candidates shall not be included in the license granted to Company under Section 5.4. For each Target, Ligand shall resynthesize, up to the number of Active Compound Candidates for which Company has paid pursuant to Section 6.1, such Active Compound Candidates as Company has determined, and shall determine with re-synthesized Active Compound Candidates the XC50’s by testing dose-response relationships in the applicable Assay(s). If there are more Licensed Active Compound Candidates meriting resynthesis than the number already paid for by Company (but up to the limit stated above of [***] ([***]) compounds per Target per agonist or antagonist mode), Ligand will notify Company. If Company is in agreement, and subject to the payment by Company of an additional fee of [***][***] dollars ($[***]) per Licensed Active Compound Candidate, Ligand shall resynthesize the additional Licensed Active Compound Candidates agreed to by

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Company and shall conduct the applicable Assay(s) to confirm the activity of such Licensed Active Compound Candidates. Licensed Active Compound Candidates that upon resynthesis demonstrate an XC50 of 1 micromolar or less in applicable secondary assay(s), and Licensed Active Compound Candidates that were not resynthesized but that would be likely, based on similar activity to resynthesized Licensed Active Compound Candidates, to demonstrate an XC50 of 1 micromolar or less in applicable secondary assay(s), will be deemed “Active Compounds”.

2.5.2 Reporting. Upon completion of all screening activities, including resynthesis and XC50 testing, pursuant to Section 2.5.1, Ligand shall issue a final report to Company, which shall set forth in reasonable detail the results of Ligand’s screening activities, the identity of all Active Compounds, and related structural and synthesis information, chemical structure and biological activity data having previously been provided for Active Compound Candidates pursuant to the terms of 2.5.1(a). In the event that no Active Compounds have been identified, Ligand’s final report shall state so, and Ligand shall notify Company that no Active Compounds have been identified. This report will be provided within [***] ([***]) days of completion of resynthesis and XC50 testing of compounds.

ARTICLE 3

JOINT STEERING COMMITTEE

3.1 Joint Steering Committee. Company and Ligand agree to establish a Joint Steering Committee (the “JSC”) to oversee and review the Research Collaboration. The responsibilities of the JSC shall include monitoring and reporting the progress of the Research Collaboration to the Parties. The JSC shall have an advisory role only and shall not have any decision-making authority. The JSC shall not have any authority or control over the development or commercialization of Active Compounds following Ligand’s delivery of Active Compound structure and synthesis information to Company pursuant to Section 2.5.2, which development and commercialization Company shall conduct, or have conducted, in its sole discretion.

3.2 Membership. The JSC shall include two (2) representatives of each Party, each Party’s representatives selected by that Party. Ligand and Company may each replace its JSC representatives at any time, upon written notice to the other Party. From time to time, the JSC may establish subcommittees, to oversee particular projects or activities, and such subcommittees will be constituted as the JSC determines, in its sole discretion.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3 Meetings and Minutes. During the Research Term, the JSC shall meet at least two time per year at such times and locations as the Parties shall mutually agree. With the mutual agreement of the Parties, additional representatives of Ligand or Company may attend JSC meetings as observers. Each Party shall be responsible for all of its own expenses associated with the attendance of its representatives at such meetings. The first meeting of the JSC shall occur within thirty (30) days after the Effective Date. The JSC shall prepare written minutes of each JSC meeting and a written record of all matters discussed by the JSC, whether at a JSC meeting or otherwise.

ARTICLE 4

LIBRARIES; EXCLUSIVITY

4.1 Exclusivity

4.1.1 Target. For each Target, during the Exclusivity Period with respect to such Target, Ligand shall not knowingly screen any Library or any other compound library, on its own behalf or on behalf of any Third Party, against such Target in the same mode (agonist or antagonist) that Ligand screened for Company under this Agreement. In addition, Ligand shall not, either alone or with or for any Third Party, and shall not grant a Third Party any rights to, research, develop or commercialize any Active Compound Candidate where the intended use of such Active Compound Candidate involves agonist or antagonist activity, as the case may be, against such Target, as specified by Company pursuant to Section 2.2 for the screening performed against such Target under this Agreement. The “Exclusivity Period” with respect to a particular Target shall mean that period commencing on the date that such Target is designated pursuant to Section 2.2 and ending on the earlier of (i) the time that Ligand notifies Company pursuant to Section 2.5.2 that no Active Compound has been identified against the Target, or (ii) two years from the date that such Target was designated pursuant to Section 2.2 as a “Target.”

4.1.2 Active Compound. For each Licensed Active Compound, Ligand shall not knowingly work on or develop such compound on its own behalf or on behalf of any Third Party. In addition, Ligand shall not, either alone or with or for any Third Party, and shall not grant a Third Party any rights to, research, develop or commercialize any Licensed Active Compound.

4.1.3 Libraries. Company shall have no exclusivity with respect to any Library or Library Compound therein, except with respect to the exclusive licenses expressly set forth in this Agreement with respect to Licensed Active Compounds. It is understood that Libraries are regularly used by Ligand and may be, or may have been, provided to Third Parties for screening of targets. Subject to the provisions of Section 4.1.1, Ligand shall have the right to screen Libraries against targets (other than Targets during the applicable Exclusivity Period) during the Research Term and thereafter, on its own behalf or on behalf of Third Parties; provided, however, that Ligand shall apply the appropriate safeguards so that no Library Compound, once designated as a Licensed Active Compound pursuant to this Agreement, shall be offered or licensed by Ligand to any Third Party. It is understood that Ligand shall retain all rights to Libraries screened in the Research Collaboration, except as expressly set forth herein.

4.2 Physical Ownership. Ligand shall retain physical control of the tangible property embodied in all Libraries and Library Compounds.

ARTICLE 5

OWNERSHIP; GRANT OF LICENSE

5.1 Company Base Technology. Company shall own all rights, title and interest in and to Company Base Technology.

5.2 Developed Technology and Other Technology. Subject to any licenses expressly granted herein, Company shall own all rights, title and interest in and to Company solely invented Developed Technology and Other Technology, and an undivided one-half interest in jointly invented Developed Technology and Other Technology. Subject to any licenses expressly granted herein, Ligand shall own all rights, title and interest in and to Ligand solely invented Developed Technology and Other Technology and an undivided one-half interest in jointly invented Developed Technology and Other Technology. Subject to the terms and conditions of this Agreement, including Section 4.1 and any licenses expressly granted herein, each Party shall have full rights to license, assign and exploit the jointly owned Developed Technology and Other Technology, and any Patent Rights therein or arising therefrom, anywhere in the world, without any requirement of gaining the consent of, or accounting to, the other Party, and to the extent any jurisdiction requires the consent of the co-owner of any jointly owned Developed Technology or Other Technology or Patent Rights appurtenant thereto in order to effect any license under such Party’s interest therein, each Party hereby consents to such license, subject to the terms and conditions of this Agreement.

5.3 Ligand Base Technology. Ligand shall own all rights, title and interest in and to Ligand Base Technology.

5.4 License to Licensed Active Compounds. Subject to the terms and conditions of this Agreement, Ligand grants Company, and Company accepts, an exclusive, royalty-free, perpetual, worldwide license, with the right to sublicense through multiple tiers, under the Ligand Base Technology and Ligand’s interest in Developed Technology, to make, have made, use, import, sell, have sold and offer for sale Licensed Active Compounds in order to develop, make, have made, use, import, offer for sale, have sold and sell pharmaceutical products incorporating or based upon such compounds.

5.5 Non-Exclusive Research License. Subject to the terms and conditions of this Agreement, and solely for the purpose of conducting the Research Collaboration, during the Research Term, Company grants Ligand, and Ligand accepts, a nonexclusive, royalty-free license, in the United States, without the right to sublicense, under all of Company’s rights in the Developed Technology and the Company Base Technology, solely for the purpose of complying with its obligations under the Research Collaboration. For clarity, this nonexclusive license to Ligand terminates upon the expiration or termination of the Research Term.

5.6 Third Party Rights.

5.6.1 Ligand Third Party Activities. It is understood that Ligand is in the business of providing services to screen compound libraries for Third Parties against targets, and that Ligand will grant such Third Parties rights after the Effective Date to acquire licenses to compounds contained in, or derived from such libraries, which such rights are similar in nature to Company’s rights under this Article 5 with respect to Active Compounds. It is understood that a Third Party may acquire rights from Ligand with respect to one or more compounds, including any Active Compound Candidate, of which Ligand is a sole or joint owner, which compounds were identified independently of Ligand’s activities and knowledge gained under the Research Collaboration; provided, however, that once Ligand has delivered the final report to Company pursuant to Section 2.5.2, Ligand shall not thereafter grant any Third Party any rights with respect to any Licensed Active Compound. Accordingly, Ligand’s grant of rights under Section 5.4 shall not include any compound as to which (i) such Third Party (either alone or jointly with Ligand) has filed a patent application with respect to such a compound prior to the filing by Company (either alone or jointly with Ligand) of a patent application with respect to such a compound, or (ii) Ligand has previously granted such Third Party a license or other rights with respect to such a compound, and Ligand shall notify Company if Ligand has reason to believe that clause (i) or (ii) may apply to any Active Compound.

5.6.2 No Liability. It is understood and agreed that, even if Ligand complies with its obligations under this Agreement, compounds provided to Third Parties in the course of Ligand’s other business activities may result in Third Party patent rights, including patent rights owned by such Third Parties, or owned jointly by Ligand and such Third Parties, which could conflict with Patent Rights owned by Company, or jointly owned by Company and Ligand hereunder. Ligand shall use its reasonable efforts to avoid such conflict. Notwithstanding the foregoing, it is understood that, unless Company is damaged as a proximate result of a material breach by Ligand of Section 4.1.1, or of any of the representations and warranties in Article 9, then Ligand shall have no liability under this Agreement with respect to any such conflict.

5.7 Licenses from Third Parties. Company shall be responsible for (a) procuring license rights from Third Parties which are necessary or appropriate for the use of all Assays, Targets and associated materials provided by Company for use in the Research Collaboration, and (b) the payment of any amount due Third Parties under such licenses.

ARTICLE 6

FINANCIAL TERMS

6.1 Screening Fees. Depending on the number of Assays and the number of compounds to be resynthesized, Company shall pay to Ligand the applicable non-refundable amount per Target screened by Ligand in agonist or antagonist mode pursuant to the Research Collaboration, as follows:

(1)	Standard Assay (Primary Screen and Secondary Screen in a single Assay format and up to [***] resynthesized compounds): $[***]

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(2)	Mid-tier Assay (Primary Screen, Secondary Screen [***], and up to [***] resynthesized compounds): $[***]

(3)	Top-tier Assay (Primary Screen, Secondary Screen [***], and up to [***] resynthesized compounds): $[***].

Each such payment shall be made in advance of Ligand’s commencement of screening for agonists or antagonists against such Target, and shall be made within [***] ([***]) days after the designation of each Target and mode pursuant to Section 2.2. If Company selects and pays for option 1 or 2 above, it may not later pay the difference and upgrade to option 2 or 3, respectively, later. For example, if Company initially pays for a Standard Assay, it may not later simply pay an additional $[***] and receive a Mid-tier Assay. Notwithstanding, Company may increase the number of Active Compound Candidates to be resynthesized pursuant to Section 2.5.1(b).

6.2 Assay Development. In the event that, at Company’s request, Ligand shall conduct any additional assay development as provided in Section 2.3, Company shall pay to Ligand an amount equal to the number of FTE’s to be utilized for such development multiplied by Ligand’s FTE Rate for the agreed period of such development program. For purposes of this Section 6.2, Ligand’s “FTE Rate” shall be [***] dollars ($[***]) per FTE per month. Payments under this Section shall be made within [***] ([***]) days of receipt of an invoice.

ARTICLE 7

PATENTS

7.1 Disclosure by Employees, Agents or Independent Contractors. Company and Ligand agree that as to any employees, agents, or independent contractors of Company and Ligand presently in their employ or who are hired or retained by Company or Ligand to perform, manage the performance of, or participate in the Research Collaboration, each Party will ensure that, prior to conducting any such activities, its employees, agents, or independent contractors will be under written obligation to disclose and assign to such Party all rights, title and interest in and to inventions, developments, or improvements (whether patentable or not), conceived or reduced to practice during the performance of the Research Collaboration. Each Party shall notify the other Party promptly of any sole or joint inventions within the Developed Technology and joint inventions within the Other Technology.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2 Patent Prosecution and Related Activities.

7.2.1 Ligand Base Technology. Ligand shall be responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries where it deems appropriate, by itself or with Third Parties, Patent Rights within the Ligand Base Technology and conducting any interference, re-examination, reissue and opposition proceedings relating to such Patent Rights.

7.2.2 Company Base Technology. Company shall be responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries where it deems appropriate, by itself or with Third Parties, Patent Rights within the Company Base Technology and conducting any interference, re-examination, reissue and opposition proceedings relating to such Patent Rights.

7.2.3 Developed Technology and Other Technology.

(a) Prosecution by Company.

(i) Following designation of an Active Compound, Company shall be responsible at its sole discretion and expense for the preparation, filing, prosecution and maintenance in such countries where it deems appropriate, of the Patent Rights within the Developed Technology claiming such Active Compound, whether invented or developed solely by Company, solely by Ligand or jointly by Company and Ligand, and for conducting any interferences, re-examinations, reissues and oppositions relating to such Patent Rights.

(ii) Company may claim any and all compounds with activity against a Target; provided, however, that in the event that any Patent Right, owned in whole or in part by Company, claims one or more Library Compounds that (i) were screened by Ligand against a Target in the Research Collaboration and (ii) were not found in the course of the Research Collaboration to satisfy the activity criteria determined by the parties in Section 2.5.1(a) with respect to any Target (each such Library Compound referred to as an “Inactive Compound”), Ligand shall have the right to require that Company not claim any such Inactive Compound and shall provide notice to Company to that effect within [***] ([***]) days after receipt of a copy of any patent application filed, or intended for filing, by Company pursuant to this Section 7.2.3(a). Company shall have a period of [***] ([***]) days from the receipt of such notice during which to provide Ligand with evidence reasonably demonstrating that such Library Compound was in fact synthesized and tested by Company independent of the Research Collaboration, and has in fact the utility which is to be disclosed or claimed. In the event that Company fails to provide such evidence, and Company claims an Inactive Compound, then Company agrees to grant, and hereby grants to Ligand, an exclusive (even as to Company), worldwide, royalty-free right and license, with the right to grant and authorize sublicenses, under Company’s interest in the Patent Rights claiming such Inactive Compound, to make, have made, use, import, offer for sale, have sold and sell products containing such Inactive Compound, for the life of the applicable Patent Rights.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii) Company shall be responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries where it deems appropriate, Patent Rights within the Developed Technology and Other Technology claiming inventions solely invented by Company and not claiming any Active Compound, and conducting any interference, re-examination, reissue and opposition proceedings relating to such Patent Rights.

(b) Prosecution by Ligand. Except as otherwise provided in Section 7.2.3(a) above, Ligand shall be responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries where it deems appropriate, Patent Rights within the Developed Technology and Other Technology claiming inventions solely invented by Ligand and not claiming any Active Compound, and conducting any interference, re-examination, reissue and opposition proceedings relating to such Patent Rights.

(c) Cooperation; Request to Responsible Party.

(i) Ligand shall be responsible for preparing, filing, prosecuting and maintaining Patent Rights within the Developed Technology and Other Technology claiming inventions invented jointly by or on behalf of Ligand and Company and not claiming any Active Compound.

(ii) Company shall keep Ligand fully informed as to the status of patent matters described in Section 7.2.3(a)(i), and Ligand shall keep Company fully informed as to the status of patent matters described in Section 7.2.3(c)(i), including, without limitation, by providing the other Party the opportunity to fully review and comment on any substantive documents which will be filed in any patent office as far in advance of a filing date as reasonable, and providing copies of any substantive documents that the prosecuting Party receives from such patent offices promptly after its receipt by such Party. The documents shall include, without limitation, and where applicable, notice of all interference, reissue, re-examination, opposition proceedings or requests for patent term extensions. Each Party shall reasonably cooperate with and assist the other Party at its own expense in connection with such activities, at the prosecuting Party’s request. Each Party may request the prosecuting Party to file for such Patent Rights within the Developed Technology for which the prosecuting Party has responsibility as set forth in Sections 7.2.3(a)(i) or
7.2.3(c)(i).

7.2.4 Election Not to Prosecute. Upon [***] ([***]) days written notice to the other Party, the responsible Party may elect to discontinue the prosecution of any Patent Rights filed pursuant to Sections 7.2.3(a), 7.2.3(b)or 7.2.3(c) or not to file or conduct any further activities with respect to such Patent Rights. In the event the responsible Party declines to file or, having filed, fails to further prosecute or maintain any Patent Rights filed pursuant to this Agreement that relate to the Developed Technology or to jointly-owned Other Technology, or to conduct any interference, re-examination, reissue or opposition proceedings with respect thereto, the other Party shall have the right, at its sole expense, to prepare, file, prosecute and maintain such Patent Rights in such countries where it deems appropriate, and conduct any interference, re-examination, reissue or opposition proceedings. The other Party agrees to cooperate in any manner reasonably requested in connection with any such actions by such Party, at the expense of the requesting Party, and shall assign all right, title and interest in and to such Patent Rights to the Party continuing such activities.

7.3 Permitted Disclosures. Following a written notice from a Party hereto, the other Party shall in good faith grant the requesting Party permission to disclose in the specification of a Patent Right within the Developed Technology filed by the requesting Party pursuant to this Agreement, any Ligand Base Technology, Company Base Technology, Developed Technology, or Other Technology as applicable, necessary to support and enable claims in such Patent Rights.

7.4 Third Party Infringement.

7.4.1 Developed Technology. Company shall have the initial right, at its sole expense, but not the obligation, to initiate and conduct legal proceedings to enforce any Patent Right prosecuted by Company pursuant to Section 7.2.3(a), against infringement or misappropriation by Third Parties or to defend against any declaratory judgment action relating thereto.

7.4.2 Failure to Enforce. If within [***] ([***]) days following receipt of written notice of an infringement or misappropriation of a Patent Right within the Developed Technology which Company has the right to enforce pursuant to Section 7.4.1 (or a written notice of a declaratory judgment action alleging invalidity or unenforceability of such a Patent Right within the Developed Technology), Company fails to take action to stop such alleged infringement or misappropriation or defend such a declaratory judgment action, Ligand may, at its sole expense, take such legal action as it deems appropriate, in its own name, to stop such alleged infringement or misappropriation or defend against such a declaratory judgment action. Each Party agrees to render such reasonable assistance as the other Party may request.

7.4.3 Division of Recoveries.

(a) Any recovery received in connection with a suit brought by Company or Ligand pursuant to Section 7.4.1 or 7.4.2 shall be retained by the Party initiating such suit.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Any recovery received in connection with a suit brought by Company or Ligand solely pursuant to Section 7.4.4 shall be retained by the Party initiating such suit.

7.4.4 Base Technology. In the event that a Party learns that any Patent Right within the Ligand Base Technology or Company Base Technology is infringed or misappropriated by a Third Party, or is subject to a declaratory judgment action arising from such infringement or misappropriation, such Party shall promptly notify the other Party. Ligand shall have the right, at its sole expense, to initiate and conduct legal proceedings to enforce the Patent Rights within the Ligand Base Technology against any infringement or misappropriation or defend against any declaratory judgment action relating thereto, at its sole expense. Company shall have the right, at its sole expense, to initiate and conduct legal proceedings to enforce the Patent Rights within the Company Base Technology against any infringement or misappropriation or defend against any declaratory judgment action relating thereto.

7.4.5 No Settlement Without Consent. Neither Party shall enter into any settlement of any claim, suit or proceeding under Sections 7.4.1, 7.4.2 or 7.4.4 above which admits or concedes that any aspect of the Developed Technology, the other Party’s Base Technology or the Excluded Technology is invalid or unenforceable without the prior written consent of the other Party.

7.4.6 Cooperation. Each Party shall keep the other Party reasonably informed of the progress of any claim, suit or proceeding subject to this Section 7.4 and shall cooperate reasonably with the other Party in connection with such activities at the request and expense of the Party involved in such claim, suit or proceeding, including, if required by applicable law, joining such proceeding as a party plaintiff.

7.5 Infringement Claims by Third Parties. If the manufacture, sale or use of any product containing an Active Compound results in any claim, suit or proceeding alleging patent infringement against Company, its Affiliates or sublicensees, Company shall promptly notify Ligand in writing, setting forth the facts of such claim in reasonable detail. Company shall have the exclusive right to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any agreement or settlement which admits or concedes that any aspect of the Developed Technology, the Ligand Base Technology or the Excluded Technology is invalid, unenforceable or not infringed, without the prior written consent of Ligand. Company shall keep Ligand reasonably informed of all material developments in connection with any such claim, suit or proceeding, and Ligand shall have the right (but not the obligation) to be separately represented, at its expense, by counsel of its own choice and to advise Company on the defense of such claim, suit or proceeding.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality.

8.1.1 Term of Confidentiality. Except as otherwise provided in this Section 8.1, each Party (the “Receiving Party”) shall keep all Confidential Information of the other Party (the “Disclosing Party”) confidential for the Research Term and [***] ([***]) years thereafter. Without the prior written consent of the Disclosing Party, the Receiving Party shall not disclose any of the Disclosing Party’s Confidential Information to any Third Party, except to the officers, employees, agents, or representatives of the Receiving Party or the Receiving Party’s Affiliates (collectively the “Representatives”) who, in each case, have a need to know any such Confidential Information for purposes of the implementation and performance by the Receiving Party of its obligations or exercise by the Receiving Party of its rights pursuant to this Agreement, and will use the Confidential Information provided by the Disclosing Party only for such limited purposes.

8.1.2 Warranty of Obligation. Each Party warrants that each of its Representatives to whom any of the Disclosing Party’s Confidential Information is disclosed shall previously have been informed of the confidential nature of such Confidential Information and shall have agreed to be bound by obligations of confidentiality and non-use at least as stringent as the terms and conditions of this Agreement. The Receiving Party shall ensure that the Confidential Information of the Disclosing Party shall not be used or disclosed by such Representatives except as permitted by this Agreement. The Receiving Party shall stand responsible for any breach by its Representatives of the confidentiality provisions set forth in this Agreement.

8.1.3 Ownership of Confidential Information. Except as provided herein with respect to the ownership of Developed Technology, all Confidential Information of the Disclosing Party shall remain the property of the Disclosing Party. Upon the written request of the Disclosing Party (i) all tangible Confidential Information of the Disclosing Party (including, but not limited to all copies thereof and all unused samples of materials provided by the Disclosing Party), except for Confidential Information consisting of analyses, studies and other documents prepared by or for the benefit of the Receiving Party, shall be promptly returned to the Disclosing Party, and (ii) all portions of such analyses, studies and other documents prepared by or for the benefit of the Receiving Party (including all copies thereof) which are within the definition of Confidential Information shall be destroyed, and the Receiving Party shall certify such destruction in writing to the Disclosing Party.

8.1.4 Permitted Disclosures. The obligations of confidentiality and non-use set forth in this Agreement shall not apply to any portion of the Disclosing Party’s Confidential Information which:

(a) is or becomes public or available to the general public otherwise than through the wrongful act or default of the Receiving Party or its Representatives; or

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) is obtained by the Receiving Party from a Third Party who is lawfully in possession of such Confidential Information and is not subject to an obligation of confidentiality or non-use owed to the Disclosing Party; or

(c) is previously known to the Receiving Party prior to disclosure by the Disclosing Party, as shown by written evidence, and is not obtained or derived directly or indirectly from the Disclosing Party; or

(d) is independently developed by the Receiving Party without the use of or reliance on any Confidential Information provided by the Disclosing Party hereunder, as shown by contemporaneous written evidence.

8.1.5 Legal Disclosure. The Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent reasonably necessary in prosecuting or defending litigation, complying with applicable laws, governmental regulations or court order, or otherwise submitting required information to tax or other governmental authorities. Except as provided in Section 13.13, if the Receiving Party intends to so disclose any such Confidential Information, the Receiving Party shall provide the Disclosing Party prompt prior notice of such fact so that the Disclosing Party may seek to obtain a protective order or other appropriate remedy concerning any disclosure of such Confidential Information, and the Receiving Party will reasonably cooperate with the Disclosing Party in connection with the Disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude the disclosure of such Confidential Information, the Receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its reasonable efforts to have confidential treatment accorded to the disclosed Confidential Information.

8.1.6 No Warranty As To Reliability. Each of the Parties acknowledges that neither Party makes any representation or warranty as to the reliability, accuracy or completeness of any of the Confidential Information disclosed hereunder, except for any specific representation or warranty made in other sections of this Agreement. The Receiving Party agrees that neither the Disclosing Party nor any of the Disclosing Party’s Representatives shall have any liability to the Receiving Party arising from the disclosure of Confidential Information by the Disclosing Party except as otherwise provided herein.

8.1.7 No Implied License. Except as otherwise expressly set forth in this Agreement, nothing herein shall be construed as giving the Receiving Party any right, title and interest in and to the Confidential Information of the Disclosing Party.

8.1.8 Public Domain. For the purpose of this Agreement, specific information disclosed as part of the Confidential Information shall not be deemed to be in the public domain or in the prior possession of the Receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the Receiving Party.

8.2 Publications. The Parties will discuss and review proposed publications describing the scientific results of the Research Program. Either Party may, in its sole discretion, decide not to permit publication by the other Party of any scientific results related to the Target.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF LIGAND

9.1 Ligand represents and warrants to Company as follows:

9.1.1 Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

9.1.2 Authority. It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained.

9.1.3 Enforceability. This Agreement has been duly executed and delivered by Ligand and constitutes legal, valid, and binding obligations of Ligand enforceable against Ligand in accordance with its terms.

9.1.4 Approvals and Consents. No approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Ligand of this Agreement or the consummation by Ligand of the transaction contemplated hereby.

9.1.5 No Conflicts. None of the execution, delivery, or performance of this Agreement by Ligand (i) conflicts with or results in a breach under the charter documents or any material contractual undertaking of Ligand, or its Affiliates or (ii) conflicts with or results in a violation of any of the laws of the jurisdiction of incorporation of Ligand. Ligand has not, to the best of its knowledge entered into, nor will Ligand, after the Effective Date, knowingly enter into any written or oral agreement that is or would be inconsistent with its obligations under this Agreement or deprives or would deprive Company of the benefits of this Agreement.

9.1.6 Title. As of the Effective Date, it has good title to or valid leases or licenses for all its properties, rights, and assets necessary for the fulfillment of its obligations and responsibilities under this Agreement.

9.2 Disclaimer. Ligand specifically disclaims any guarantee that the Research Collaboration will be successful, in whole or in part. The failure of Ligand to successfully identify Active Compounds will not, of itself, constitute a breach of any representation or warranty or other obligation under this Agreement. Ligand does not make any representation or warranty or guaranty that the Research Collaboration will be sufficient for the successful completion of the research. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LIGAND MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DEVELOPED TECHNOLOGY, ACTIVE COMPOUNDS, OR LIBRARIES INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF LIGAND BASE OR DEVELOPED TECHNOLOGY, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES OF COMPANY

10.1 Company represents and warrants to Ligand as follows:

10.1.1 Organization. It is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

10.1.2 Authority. It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained.

10.1.3 Enforceability. This Agreement has been duly executed and delivered by Company and constitutes legal, valid, and binding obligations of Company enforceable against Company in accordance with its terms.

10.1.4 Approvals and Consents. No approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Company of this Agreement or the consummation by Company of the transaction contemplated hereby (other than contemplated regulatory approvals for pharmaceutical products).

10.1.5 No Conflicts. No aspect of the execution, delivery, or performance of this Agreement by Company, (i) conflicts with or results in a breach under the charter documents or any material contractual undertaking of Company or its Affiliates or (ii) conflicts with or results in a violation of any of the laws of the jurisdiction of incorporation of Company. Company has not, to the best of its knowledge entered into, nor will Company after the Effective Date knowingly enter into any written or oral agreement that is or would be inconsistent with its obligations under this Agreement or deprives or would deprive Ligand of the benefits of this Agreement.

10.1.6 Title. As of the Effective Date, it has good title to or valid leases or licenses for all its properties, rights, and assets necessary for the fulfillment of its obligations and responsibilities under this Agreement.

10.1.7 Intellectual Property As of the Effective Date, to the best of Company’s knowledge, the use of the Assays and the Targets during the conduct of the research described herein and performance of this Agreement by one, either or both Parties shall not infringe any intellectual property rights of any Third Party.

10.2 Disclaimer. Company specifically disclaims any guarantee that the Research Collaboration will be successful, in whole or in part. Company does not make any representation or warranty or guaranty that the Research Collaboration will be sufficient for the successful completion of the research. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, COMPANY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DEVELOPED TECHNOLOGY, TARGETS, ASSAYS, OR ACTIVE COMPOUNDS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF COMPANY BASE OR DEVELOPED TECHNOLOGY, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11

SURVIVAL AND INDEMNIFICATION

11.1 Survival of Representations, Warranties, Covenants, and Agreement. The representations, warranties, covenants, and agreements contained in this Agreement shall survive the Research Term and the completion of the other actions set forth herein and shall remain in full force and effect. Except as expressly provided herein, the representations, warranties, covenants, and agreements contained herein constitute the only representations, warranties, covenants and agreements of the Parties hereto with respect to the subject matter contained herein. The Parties hereto confirm that they have not relied upon any other representations, warranties, covenants, and agreements as an inducement to enter into this Agreement or the other agreements and instruments to be executed and delivered by the Parties pursuant to this Agreement.

11.2 Indemnification by Ligand. Ligand hereby agrees to indemnify and hold Company, its Affiliates and their respective officers, directors, stockholders, employees, agents, and representatives (collectively, the “Company Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses in respect of claims against the Company Indemnitees by Third Parties, including reasonable fees and disbursements of counsel and expenses of reasonable investigation (collectively, “Company Losses”), arising out of, based upon or caused by: (i) the inaccuracy of any representation or the breach of any warranty, covenant or agreement of Ligand contained in this Agreement; (ii) any failure by Ligand, its Affiliates or designee to conduct its activities for which it is responsible under this Agreement in a diligent and professional manner and in accordance with applicable U.S. laws and regulations; or (iii) any gross negligence or intentional wrongdoing by Ligand, its Affiliates or designees in the performance of the Research Collaboration (except in each case (i) – (iii) to the extent that any Company Loss is due to the gross negligence or willful misconduct of the Company Indemnitees).

11.3 Indemnification by Company. Company hereby agrees to indemnify and hold Ligand, its Affiliates and their respective officers, directors, stockholders, employees, agents, and representatives (collectively, the “Ligand Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses in respect of claims against the Ligand Indemnitees by Third Parties, including reasonable fees and disbursements of counsel and expenses of reasonable investigation (collectively, “Ligand Losses”), arising out of, based upon or caused by: (i) the inaccuracy of any representation or the breach of any warranty, covenant or agreement of Company contained in this Agreement; (ii) any failure by Company, its Affiliates or designee to conduct the activities for which it is responsible in a diligent and professional manner and in accordance with applicable U.S. laws and regulations; (iii) any gross negligence or intentional wrongdoing by Company, its Affiliates or designees in the performance of the research hereunder; (iv) the use of the Targets and the Company’s Assays in accordance with this Agreement and Company’s instructions, including but not limited to patent infringement claims in connection with the use of the Assays, the Targets and any materials relating to the Assays and the Targets; or (v) the development, pre-clinical and clinical testing, manufacture, distribution, sale or use (including but not limited to product liability and patent infringement claims) of any Active Compound or pharmaceutical product containing an Active Compound made, used or distributed by Company, its Affiliates or its sublicensees (except in each case (i) – (v) to the extent that any Ligand Loss is due to the gross negligence or willful misconduct of the Ligand Indemnitees). Notwithstanding the foregoing, it is understood that, with respect to all Targets or Assays for which indemnification is provided under this Agreement, Ligand shall not be deemed to be negligent under this Section 11.3: (a) if it has not conducted an intellectual property analysis or review of such Targets or Assays, or (b) to the extent it has conducted such an intellectual property review or analysis, if it has disclosed to Company the results of such intellectual property analysis or review, or (c) if Company has conducted such an intellectual property review or analysis, regardless of whether Company has disclosed to Ligand the results of such analysis or review, and regardless of the nature of such results.

11.4 Notices. Each indemnified Party agrees to give the indemnifying Party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, the “Claim”) for which such indemnified Party intends to assert a right to indemnification under this Agreement; provided however, that failure to give such notification shall not affect the indemnified Party’s entitlement to indemnification hereunder except to the extent that the indemnifying Party shall have been prejudiced as a result of such failure. The indemnifying Party shall have the initial right (but not the obligation) to defend, settle or otherwise dispose of any Claim for which the indemnified Party intends to assert a right to indemnification under this Agreement as contemplated in the preceding sentence if and for so long as the indemnifying Party has recognized in a written notice to the indemnified Party provided within thirty (30) days of such written notice its obligation to indemnify the indemnified Party for any Ligand Losses or Company Losses (as the case may be) relating to such Claim; provided however that if the indemnifying Party assumes control of the defense, settlement, or disposition of a Claim, the indemnifying Party shall obtain the written consent of the indemnified Party prior to ceasing to defend, settling or otherwise disposing of the Claim, such consent not to be unreasonably withheld. If the indemnifying Party fails to state in a written notice during such thirty (30) day period its willingness to assume the defense of such a Claim, the Ligand or Company Indemnitee, as the case may be, shall have the right to defend, settle or otherwise dispose of such claim, subject to the applicable provisions of Sections 11.2 and 11.3 above.

11.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.2 OR 11.3, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ARTICLE 8.

ARTICLE 12

TERM, TERMINATION, AND EXPIRATION

12.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the end of the Research Term, unless terminated earlier as provided in this Article 12.

12.2 Termination.

12.2.1 Breach — Termination of Agreement and Research Collaboration. If either Party breaches, or defaults in the performance of, or fails to be in compliance with, any material warranty, representation, agreement or covenant of this Agreement, including any payment obligations, and such default or noncompliance shall not have been substantially remedied, or steps shall not have been initiated to substantially remedy the same to the other Party’s reasonable satisfaction, within sixty (60) days after receipt by the defaulting Party of a written notice thereof and demand to cure such default from the other Party (except, in the case of a failure to pay any amount due hereunder, within ten (10) days after receipt of such notice), the Party not in default or breach may terminate this Agreement and the Research Collaboration, subject to the provisions set forth herein.

12.2.2 Bankruptcy — Termination of Agreement and Research Collaboration. Either Party may, subject to the provisions set forth herein, terminate the Research Collaboration and this Agreement if, at any time, the other Party shall file in any court pursuant to any statute, a petition in bankruptcy or insolvency or for reorganization in bankruptcy or for an arrangement or for the appointment of a receiver or trustee of such Party or of its assets, or if such Party proposes a written agreement of composition or extension of its debts, or if such Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such Party shall propose or be a party to any dissolution, or if such Party shall make an assignment for the benefit of creditors.

12.2.3 Company Termination of Research Collaboration. After payment of all amounts specified under Section 6.1 with respect to each Target selected pursuant to Section 2.2, upon prior written notice to Ligand, Company may terminate the Research Collaboration at any time, without cause, in which event all licenses granted to Active Compounds as of such time under Section 5.4 shall remain in full force and effect.

12.2.4 Rights in Law or Equity. Except as otherwise expressly provided herein, termination by either Party pursuant to this Section 12.2 shall not prejudice any other remedy that a Party might have in law or equity, except that neither Party may claim compensation for lost opportunity or like consequential damages arising out of the fact of such termination.

12.3 Effect of Breach or Termination.

12.3.1 Accrued Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

12.3.2 Return of Materials. Upon any termination of this Agreement, Company and Ligand shall promptly return to the other Party or destroy all Confidential Information of the other Party then in its possession (except one copy of which may be retained for archival purposes).

12.3.3 Effect of Termination of Research Collaboration. Upon the effective date of any termination of the Research Collaboration, Company shall have no obligation to fund further research activities in the Research Collaboration after the effective date of such termination, and Ligand shall have no further obligation to conduct such research activities after such date.

12.3.4 Licenses.

(a) Termination by Ligand Pursuant to Sections 12.2.1 and 12.2.2. In the event of termination by Ligand pursuant to Section 12.2.1 or 12.2.2, the licenses granted under Section 5.4 shall terminate, and any licenses granted by Company to Ligand hereunder shall terminate, except for any license granted to Ligand under Section 7.2.3(a), which shall remain in effect.

(b) Termination by Company Pursuant to Sections 12.2.1, 12.2.2 or 12.2.3. In the event of any termination by Company pursuant to Section 12.2.1, 12.2.2 or 12.2.3 above, the licenses granted by Company hereunder shall terminate concurrently, except for any license under Section 7.2.3(a), which shall remain in effect, and any licenses granted by Ligand hereunder shall remain in effect.

12.4 Survival. Subject to Section 12.3.4(a), the provisions of Sections 4.1, 4.2, 5.1, 5.2, 5.3, 5.4, 5.6, 9.2, 10.2 and Articles 7, 8, 11, 12 and 13 shall survive the expiration or termination of this Agreement.

ARTICLE 13

MISCELLANEOUS

13.1 Notices. Any notice or other communication required or permitted to be given by either Party under this Agreement shall be in writing and shall be effective when delivered, if delivered by hand or by electronic facsimile or five days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, and shall be addressed to each Party at the following addresses or such other address an may be designated by notice pursuant to this Section:

If to Ligand: Ligand, Inc. 10275 Science Center Drive San Diego, CA 92121 Attn: Chief Executive Officer	If to Company: Attn:

with copies to: Ligand, Inc. 10275 Science Center Drive San Diego, CA 92121 Attn: General Counsel	with copies to: Attn:

13.2 Amendments. No amendment, modification or addition to this Agreement shall be effective or binding on either Party unless set forth in writing and executed by duly authorized representatives of both Parties.

13.3 Waiver. No waiver of any rights or consent under this Agreement shall be deemed effective unless contained in writing signed by the Party charged with such waiver or consent, and no waiver of any breach or failure to perform shall be deemed a waiver of any future breach or failure to perform or any other right arising under this Agreement.

13.4 Headings. The section headings contained in this Agreement are included for convenience only and form no part of the agreement between the Parties.

13.5 Applicable Law. This Agreement shall be governed by, subject to and construed in accordance with the laws of the State of New Jersey and the Parties consent to the jurisdiction of the State and Federal Courts of New Jersey.

13.6 Severability. If any provision of this Agreement is held to be invalid, void or unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the Parties to the maximal extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

13.7 Assignment and Binding Effect. Neither this Agreement, nor any obligations or rights hereunder, shall be assignable by any Party hereto without the prior written consent of the other Party; provided however, that either Party may assign this Agreement, or any obligations or rights hereunder, in whole or in part, without the consent of the other Party to its Affiliates, if the assigning Party guarantees the full performance of its Affiliates’ obligations hereunder, or in connection with the sale or transfer of all or substantially all of its assets relating to this Agreement, whether by merger, sale of stock, operation of law or otherwise. Any purported assignment in contravention of this Section shall, at the option of the non-assigning Party, be null and void and of no effect.

13.8 No Implied Licenses. Only the licenses granted expressly herein shall be of legal force and effect. No license rights shall be created hereunder by implication, estoppel or otherwise.

13.9 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.10 Force Majeure. No Party shall be liable for any failure or delay in performance under this Agreement to the extent such failure or delay arises from Force Majeure. A Force Majeure is fire, explosion, earthquake, storm, flood, strike, labor difficulties, war, insurrection, riot, act of God or the public enemy, or any law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of local, state, federal or foreign governmental or other public authorities, or judgment or decree of a court of competent jurisdiction (but excluding a court injunction against a Party’s performance) and not otherwise arising out of breach by such Party of this Agreement. In the event of the occurrence of such an event, the Party so affected shall give prompt written notice to the other Party, stating the period of time the occurrence is expected to continue and shall use best efforts to end the failure or delay and ensure that the effects of such Force Majeure are minimized.

13.11 Negation of Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership, or similar relationship between Company and Ligand. The relationship between the Parties established by this Agreement is that of independent contractors.

13.12 Publicity. No public announcement concerning the existence or the terms of this Agreement shall be made, either directly or indirectly, by Ligand or Company, except as may be legally required by applicable laws, regulations, or judicial order, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld. The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release. Except as may be legally required by applicable laws, regulations or judicial order, neither Party shall issue any press release or make any public announcement which includes or otherwise uses the name of the other Party in any public statement or document except with the prior written consent of such Party, such consent not to be unreasonably withheld.

13.13 Filing of the Agreement. To the extent, if any, that a Party concludes in good faith that it is required to file this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission in accordance with applicable laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith at the expense of the requesting Party; provided that in the event of any such filing of this Agreement, the filing Party shall request confidential treatment of at least the commercial terms and sensitive technical terms of this Agreement to the extent such confidential treatment is reasonably available to such Party, shall provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment, and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with applicable legal requirements. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate in responding to any request for further information therefrom at the expense of the requesting Party.

13.14 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof. Any prior agreement, arrangement or undertaking with respect to such subject matter, whether oral or in writing, is hereby superseded.

13.15 Beneficiaries. No Person, other than Company or Ligand and their permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

13.16 Advice of Counsel. Ligand and Company have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

13.17 Affiliates of Parties. Each Party may perform its obligations hereunder personally or through one or more Affiliates and shall be responsible for the performance of such obligations, and any liabilities resulting therefrom. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly.

13.18 Compliance with Laws. In exercising their rights under this Agreement, the Parties shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

13.19 Dispute Resolution.

(a) Attempt to Settle. The Parties agree to take all reasonable efforts to resolve any and all disputes between them concerning diligence obligations and/or questions of material breach and default in connection with this Agreement in an amicable manner. The Parties shall seek to resolve any disputes regarding the Agreement by unanimous agreement between the Vice President, Discovery (or designee of similar rank) of Ligand and to the Head of Research (or designee of similar rank) of Company. In the event such individuals are unable to come to agreement, the disputed matter shall be referred to the Chief Executive Officers of Ligand and Company, who shall promptly meet and endeavor to come to agreement in a timely manner. If such individuals are unable to come to agreement, then such dispute matter shall be resolved pursuant to the dispute resolution provisions set forth below.

(b) Binding Arbitration. Except in the event of alleged breach or default by a bankrupt or insolvent Party, the Parties agree that any such dispute that arises in connection with this Agreement and which cannot be amicably resolved by the Parties pursuant to Section 13.19(a) shall be resolved by binding arbitration as set forth in this Section 13.19, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) by three (3) arbitrators.

(c) Written Notice. If a Party intends to begin an arbitration to resolve a dispute, such Party shall provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within twenty (20) business days after its receipt of such notice, the other Party may, by written notice to the Party initiating arbitration, add additional issues to be resolved.

(d) Selection of Arbitrators. Within forty-five (45) days following the receipt of the notice of arbitration, the Parties shall agree on the arbitrators, or if the Parties are unable to agree the arbitrators shall be selected as provided in the AAA Commercial Arbitration Rules. The arbitrators shall not be employees, directors or shareholders of either Party or of an Affiliate and shall be selected in accordance with AAA rules. Where applicable, the arbitrators shall be independent experts in pharmaceutical product development (including clinical development and regulatory affairs) in the U.S., Japan and Europe.

(e) Hearings. The arbitrators shall conduct one or more hearings to allow the parties to present their positions regarding the dispute.

(i) Discovery. The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The arbitrators shall have sole discretion with regard to the admissibility of any evidence.

(ii) Proposed Ruling. At least ten (10) business days prior to a hearing, each Party must submit to the arbitrators and serve on the other Party a proposed ruling on each issue to be resolved. Such writings shall be limited to not more than fifty (50) pages.

(iii) Time and Testimony. Each Party shall be entitled to no more than five (5) days of hearing to present testimony or documentary evidence. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the arbitrators to determine whether the Parties have had the five (5) days to which each is entitled.

(iv) Representation by an Attorney. Each Party shall have the right to be represented by counsel.

(v) Location. The arbitration shall take place in San Diego, CA.

(f) Costs. The costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the Parties. Each Party shall bear its own costs and attorneys’ and witness’ fees.

(g) Written Decision. The arbitrators shall render a written decision with their resolution of the dispute. The decision of the arbitrators shall be final and non-appealable and binding on the Parties hereto.

(h) Remedy. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion.

(i) Final Decision Within One Year. Any arbitration subject to this Section 13.19 shall be completed within one (1) year from the filing of notice of a request for such arbitration.

13.20 No Trademark Rights. Except as provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name “Ligand,” or any other trade name or trademark of either Party or its Affiliates in connection with performance of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

TREVENA, INC.		LIGAND PHARMACEUTICALS INC.

By:	/s/ Maxine Gowen	By:	/s/ John L. Higgins
Name:	Maxine Gowen, Ph.D.	Name:	John L. Higgins
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer

Date:	February 05, 2009	Date:	February 05, 2009